Exhibit 99.1

               Pacific Biometrics Designated as Exclusive Testing
                           Site for Arthritis Marker

    SEATTLE--(BUSINESS WIRE)--Dec. 1, 2003--Pacific Biometrics, Inc.
(PBI) (OTCBB:PBME) announces today it has been named the exclusive testing site in North America for the proprietary arthritis marker CartiLaps(R).
    The test developed and produced by Nordic Bioscience Diagnostics A/S (Nordic) detects type II collagen degradation and will be offered exclusively in North America by PBI through its central laboratory. Type II collagen is the major structural component of joint cartilage. Degradation of type II collagen is a critical step in the progression of both rheumatoid arthritis (RA) and osteoarthritis (OA).
    Under an agreement between Nordic and PBI, PBI has been appointed the exclusive North American testing site for the CartiLaps(R) ELISA, which detects fragments of type II collagen in urine. The test will be part of PBI's menu of services that it offers to pharmaceutical and biotech companies in support of clinical trials. The new test will allow PBI to expand its services in the RA and OA markets and provide clients with the best method available for detecting RA and OA disease progression and therapeutic effectiveness.
    "This test is valuable to PBI's role as a central lab because it facilitates clinical research in arthritis, a rapidly growing therapeutic market," commented Dr. Mario Ehlers, PBI's Chief Medical Officer. "The addition of this test to PBI's menu establishes PBI as a leader in monitoring the progression and response to treatment of rheumatoid arthritis and osteoarthritis."
    Under the terms of the agreement, PBI will also gain access to other commercial tests from Nordic as they become available, including a test currently in development to detect degradation of newly formed type I collagen. Degradation of newly formed type I collagen is a significant marker of bone loss due to metastatic cancer, and can be used to track disease progression and therapeutic effectiveness.
    Established in 1989, PBI provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. The company provides expert services in the areas of cardiovascular disease, diabetes, obesity, osteoporosis, and arthritis. The PBI laboratory is accredited by the College of American Pathologists as well as the Centers for Disease Control and Prevention's Lipid Standardization Program. Clients for PBI include a number of the world's largest pharmaceutical, biotechnology, and diagnostic companies.
    For more information about Pacific Biometrics, visit the company's website at www.pacbio.com or contact us at 206-298-0068.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements, including, but not limited to, our strategic planning and business development plans, our future growth, and the viability and acceptance of our products and services in the market. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements, including the risks and other factors set forth in our periodic filings with the U.S. Securities and Exchange Commission (including our Form 10-KSB for the year ended June 30, 2003, and our Form 10-QSB for the quarter ended September 30, 2003).


    CONTACT: Pacific Biometrics, Inc., Seattle
             Brenda Ready, 206-298-0068, ext. 202